C. ROBERT COATES AND MANAGEMENT
INSIGHTS REACH AGREEMENT WITH
NORTHFIELD LABS

DALLAS, Sept. 26 /PRNewswire/ -- C. Robert Coates and Management Insights, Inc. announced today that they have reached agreement with Northfield Laboratories Inc. on a series of steps designed to promote increased understanding and investor awareness regarding Northfield and its PolyHeme(TM) blood substitute product.

Mr. Coates and Northfield's senior management, Richard E. DeWoskin and Steven A. Gould, met today to discuss ways to enhance the flow of information available to Northfield's shareholders and others in the scientific, business and investment communities. Northfield indicated that it planned to increase significantly the resources devoted to investor relations activities and to consider additional steps to provide enhanced information to its public investors. In addition, Northfield agreed to explore expanding its board of directors to include one or more additional independent directors with substantial FDA regulatory experience or a background in the pharmaceutical industry.

Northfield also provided clarification that shareholders attending its upcoming annual meeting of shareholders would be free to ask questions and make statements. Arrangements have been made to permit those shareholders attending the annual meeting in person to view the business update presentation being broadcast on the Internet at the meeting site following the conclusion of the meeting. If the webcast format works well at the annual meeting, Northfield may schedule periodic webcasts to update shareholders on the Company's progress.

Mr. Coates and Northfield's senior management agreed to meet periodically in the future to review the status of the steps being implemented by Northfield.

Following the meeting, Mr. Coates and Management Insights indicated that they had determined to withdraw their proposed slate of directors and will not solicit proxies in connection with the 2000 annual meeting.